EXHIBIT 99.1

Applied Industrial Technologies Elects Two New Board Members

CLEVELAND, OH (August 13, 2019) - Applied Industrial Technologies (NYSE: AIT) today announced that Madhuri A. Andrews, Senior Vice President, Chief Digital and Information Officer of Jacobs Engineering Group Inc., and Mary Dean Hall, Senior Vice President, Chief Financial Officer and Treasurer of Quaker Houghton, have been elected to its Board of Directors.

“We are very pleased to welcome Madhuri and Mary as new Board members,” said Peter C. Wallace, the Company’s Chairman. “Together, they bring a wealth of experience and a strong track record of success that will further complement Applied’s boardroom.”

Neil A. Schrimsher, President & Chief Executive Officer, added, “Our new Directors are accomplished executives who will be an asset to our Board, our governance, and the future of Applied. We look forward to their insight and contributions as we continue to execute our profitable growth strategies and enhance value for all stakeholders.”

Andrews, 52, brings significant leadership in both information technologies and digital strategies. At Jacobs Engineering Group, Madhuri is focused on integrating digital capabilities internally and externally in client solutions to enhance business agility and operational excellence. NYSE-listed Jacobs Engineering provides technical, professional, and construction services, as well as scientific and specialty consulting, to a broad range of clients globally. Her background includes more than 20 years of business and IT leadership, including CIO positions at DynCorp International, CompuCom Systems, and Trinity Industries. Andrews holds a Bachelor of Science degree in mathematics from St. Stephen’s College in Delhi, India, and a Bachelor of Science degree in aerospace and mechanical engineering from Northrop University in Los Angeles. She also completed the Executive Business Management Program at the University of Texas.

Hall, 62, brings extensive leadership in finance, treasury, and risk management. Serving in her current role at Quaker Houghton since 2015, she is responsible for the oversight and management of all finance, corporate development, tax, internal audit, risk and IR activities. Quaker Houghton (formerly Quaker Chemical Corporation) is a NYSE-listed provider of industrial process fluids to the primary metals and metalworking markets. Her career spans more than 30 years and includes numerous senior financial, treasury, and banking roles, including positions at Eastman Chemical Company, Nalco Chemical Company, and Citibank. Hall holds a Bachelor of Arts degree in management science / operations research from the University of California at San Diego and an MBA from UCLA.

Andrews and Hall join the Board ahead of the planned October 2019 retirements of Dr. Jerry Sue Thornton and Edith Kelly-Green, who have served for 25 and 17 years, respectively. “We extend our sincere appreciation to Jerry Sue and Edith for their meaningful contributions and dedication to Applied,” said Schrimsher. Following these appointments and retirements, the Applied Board will remain at nine Directors, eight of whom are independent, including the Chairman.

About Applied®
Founded in 1923, Applied Industrial Technologies is a leading distributor of bearings, power transmission products, engineered fluid power components and systems, specialty flow control solutions, and other industrial supplies, serving MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber, fluid power, and flow control shop services. Applied also offers storeroom services and inventory management solutions that provide added value to its customers. For more information, visit www.applied.com.

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CONTACT INFORMATION
Ryan D. Cieslak
Director - Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

Julie A. Kho
Manager - Corporate Communications
& Media Relations
216-426-4483 / jkho@applied.com